Executed Copy

CONSULTING AGREEMENT

This Consulting Agreement (hereinafter this "Agreement") is made at Boca Raton, Florida, effective as of January 1, 2016 (hereinafter the "Effective Date") by and between Integrated Inpatient Solutions, Inc., a Nevada corporation, having its principal business offices at 100 Linton Boulevard, Suite 213-B Delray Beach, FL 33483 (hereinafter the "Company") and Osnah Bloom, an individual resident of Florida (hereinafter "Consultant"). In consideration of Consultant's engagement by the Company, and the mutual promises, covenants, agreements hereinafter set forth, the Company and Consultant agree as follows:

1. **Engagement of Consultant**. The Company hereby engages Consultant as an independent contractor, and Consultant hereby accepts such engagement with the Company, upon the terms and conditions set forth in this Agreement.

2. **Term**. The term of Consultant's engagement with the Company begins on the Effective Date set forth in the introductory paragraph hereof, and is not for any specific term, period or duration but rather will continue for an indefinite period of time, until terminated by either Consultant or the Company in accordance with the provisions of Section 11.

3. **Compensation**. The Company shall pay Consultant the fee specified in the attached Schedule "A," which is incorporated herein by this reference, for any and all services of every nature rendered by Consultant in connection with Consultant's engagement with the Company hereunder (the "Consulting Fee"). The Consulting Fee will be payable at such times and in the manner provided in Schedule "A".

4. **Duties**.

   (a) The services to be provided by Consultant hereunder are set forth in the attached Schedule "B", which is incorporated herein by this reference (collectively the "Services).

   (b) Consultant will report to the Company's President, and such other executive officer or director of the Company as the Company's Board of Directors from time to time designates in writing.

5. **Independent Contractor Status**.

   (a) Consultant shall at all times be an independent contractor under this Agreement. Consultant shall at no time following execution of this Agreement be an employee of the Company. Consultant agrees that, unless specifically agreed to in advance and in writing by the Company, all Services to be performed pursuant to this Agreement shall be performed personally by Consultant and that Consultant does not have the right to hire employees or retain independent contractors to perform any Services under this Agreement.

   (b) Consultant shall not be required to devote full time to the performance of the Services under this Agreement.

(c) The Company has no obligation to, and will not, withhold any income or other payroll taxes on behalf of Consultant, and Consultant will be solely responsible for his compliance with all state, federal and local laws pertaining to the withholding and payment of taxes upon any compensation paid to Consultant under this Agreement. The Company shall not make any state or federal unemployment compensation contribution or FICA payments on Consultant's behalf.

(d) Consultant shall not be eligible to participate in any employee pension, health, vacation pay, sick pay or other fringe benefit plan of the Company.

(e) The Company shall not obtain workers' compensation insurance on behalf of Consultant. If the Company agrees to allow Consultant to hire employees to perform any Services under this Agreement, Consultant will obtain its own workers' compensation insurance coverage for such personnel. In the event of such occurrence, no such employee shall at any time be an employee of the Company.

(f) The Company shall make no state or federal unemployment compensation payments on behalf of Consultant or Consultant's employees or contract personnel.

6. **Insurance**. The Company will not provide any insurance coverage of any kind for Consultant or Consultant's employees or contract personnel.

7. **Developments**.

(a) **Definitions.** The following terms used in this Agreement with their initial letters capitalized, and those terms defined parenthetically elsewhere in this Agreement, throughout this Agreement have the meanings provided:

(i) "Developments" means and includes any inventions, discoveries, improvements, advances, processes, designs, algorithms, computer programs, software, source code, object code, executable code, databases, documentation, and any works of authorship, whether or not patentable, copyrightable, protectable as a mask work, as a trade secret, or otherwise legally protectable, and which are made or conceived by Consultant or any of Consultant's employees or contractors, whether solely or jointly with others at any time during Consultant's engagement with the Company or at any time following any termination of Consultant's engagement with the Company and which: (A) are suggested by, or result, directly or indirectly, from any task assigned to Consultant by, or work performed by Consultant for or on behalf of, the Company; or (B) in any respect relate at the time of conception or reduction to practice to any actual or anticipated business, research, development, product, service or activity of the Company known to Consultant as a consequence of Consultant's engagement with the Company; or (C) is made in whole or in part in the

course of Consultant's rendition of services for or on behalf of the Company or with the use of any of the Company's facilities, materials, equipment, supplies or personnel; or (D) is derived in any respect directly or indirectly from or with use of any Trade Secrets, Confidential Business Information, or Intellectual Property Rights of the Company.

(ii) "Intellectual Property Rights" means all intellectual property rights, worldwide, arising under statutory law, common law or otherwise under the law of any governmental authority, domestic or foreign, and whether or not perfected, including but not limited to, all: (A) rights associated with trademark, service mark, trade dress or trade name, including without limitation trademark or service mark applications, trademark or service mark registrations; (B) patents or patent applications owned or licensed by a party; (C) rights associated with works of authorship, including without limitation copyrights, copyright applications, copyright registrations, mask work rights, mask work applications, mask work registrations; (D) rights relating to the protection of trade secrets and confidential information; (E) rights analogous to those set forth in this subsection (ii) and any other proprietary rights relating to intangible property; and (F) divisions, continuations, continuations in part, renewals, reissues and extensions of any of the foregoing (as and to the extent applicable) whether now existing or hereafter filed, issued or acquired.

(b) **<u>All Developments Belong to the Company</u>.** Any and all Developments and all Intellectual Property Rights in and to any and all Developments are and shall be the sole and exclusive property of the Company. With respect to all Developments, Consultant must without royalty or payment of any further consideration to Consultant:

(i) promptly and fully inform the Company of all Developments in writing, and must set forth in detail all procedures employed and results achieved with respect to those Developments;

(ii) fully assign, and Consultant does hereby fully assign to the Company, all of Consultant's rights, title and interest in and to all Developments, including without limitation all Intellectual Property Rights therein; and

(iii) at all times following the Effective Date hereof, without charge to the Company, execute, acknowledge and deliver promptly to the Company all documents and written instruments and do all other acts, such as (by way of example, but not limitation) giving testimony in support of the Company's inventorship, and executing any applications, registrations, filings or other documents requested by the Company or as may in the opinion of the Company or its lawyers be necessary, to vest or perfect any rights or title in or to any Developments in the Company or its nominees, and to obtain, maintain, or enforce any Intellectual Property Rights or

protection which the Company has or may acquire or may seek to obtain, maintain or enforce with respect to any Developments.

(c) If and to the extent that Consultant has or acquires any rights in or to any Development that, by law, cannot be assigned to the Company, Consultant hereby unconditionally and irrevocably waives the enforcement of all such rights and all claims or causes of action of any kind with respect to the foregoing against the Company, its successors, assigns, or any of their respective licensees or customers, whether now known or which hereafter become known; and

(d) If Consultant has or acquires any rights in or to any Development that cannot be assigned to the Company and cannot be waived, then Consultant hereby grants to the Company and its respective successors and assigns an exclusive, worldwide, royalty-free, fully paid-up and irrevocable license throughout the entire term of such rights, to reproduce, distribute, modify, creative derivative works of, publicly perform and publicly display, with the right to sublicense through multiple tiers of sublicensees and to assign such rights in and to such Developments in any way whatsoever.

8. Trade Secrets and Confidential Business Information.

(a) During the course of Consultant's engagement with the Company, it may have occasion to conceive, create, develop, review, or receive information that is considered by the Company to be its Trade Secrets or Confidential Business Information. Consultant agrees that it shall at all times during and after its engagement with the Company, hold all of the Company's Trade Secrets and Confidential Business Information in the strictest confidence, and shall not at any time, whether while engaged by the Company or otherwise, directly or indirectly, disclose or use for the benefit of itself or any other person or entity whatsoever, any of the trade secrets or confidential business information of the Company. Consultant further agrees to use reasonable precautions to ensure that the Company's Trade Secrets and Confidential Business Information are properly protected and kept from unauthorized persons, entities, or disclosure. Notwithstanding the above, Consultant shall be entitled to make disclosure of the Company's Trade Secrets and Confidential Business Information when such disclosures are made in good faith in connection with the fulfillment of Consultant's responsibilities to Company, and after the recipient of such disclosures has entered into a non-disclosure agreement (or NDA) with Company that has been approved by the Company's CEO and legal counsel.

(b) As used herein, "Trade Secrets" of the Company includes, but is not limited to, any of the following: (a) specifications, descriptions, designs, diagrams, dimensions, and tolerances of machinery, products, parts, and components; (b) plans, blueprints, and part and assembly drawings; (c) computer programs, whether in the form of source code, object or executable code or any other form, including software, programmable array logic, design rules, formulae, algorithms, methods, techniques, processes, designs, specifications, diagrams, flow charts,

architecture, manuals, descriptions, instructions, improvements, and the ideas, systems, and methods of operation contained in any of the foregoing; (d) information concerning or resulting from research and development work performed by the Company (whether or not performed in whole or in part by Consultant in the course of its engagement with the Company), (e) all data, databases, marketing plans, and work product developed by the Company; and (f) any and all other proprietary and technical information of the Company utilized by the Company in development, delivery, installation, maintenance, support and marketing of any of the Company's products or services. In order to enable Company to perform services for its customers (the "Third Parties"), those Third Parties may furnish the Company with Trade Secrets; and the goodwill afforded to the Company depends upon, among other things, the Company and its employees and contractors keeping that information confidential. Therefore, for purposes of this Agreement, all of such Third Party information shall be included in the definition of the term "Trade Secrets".

(c) As used herein, "Confidential Business Information" of the Company includes, but is not limited to, any information other than trade secrets that is (i) of any value or significance to the Company and (ii) not generally known to competitors of the Company, nor intended by the Company for general dissemination, including, but not limited to, lists of the Company's current or potential suppliers, distributors, customers, or accounts, prospective leads or target accounts, pricing schedules, service, support, or maintenance needs of any of the Company's distributors or customers, financial information, training methods and materials, information as to the profitability of specific products or accounts, information about the Company itself, and its executives, officers, and directors, and all other types or categories of information in whatever form, and in whatever media, with respect to which Consultant at any time knows, or has reason to know, that the Company intends or expects the secrecy or confidentiality thereof to be maintained. In order to enable the Company to perform services for its customers ("Third Parties"), those Third Parties may furnish the Company with confidential information concerning their respective business affairs, properties, methods of operation, or other data; the good will afforded the Company depends upon, among other things, the Company and its employees and contractors keeping that information confidential. Therefore, for the purposes of this Agreement, all such Third Party information shall also be included in the definition of the term "Confidential Business Information."

(d) If at any time Consultant has any question as to whether or not a particular item constitutes a Trade Secret or Confidential Business Information of the Company, Consultant must affirmatively request verification thereof from the Company via written request for same to the Company's CEO or Board of Directors.

(e) Nothing in this Agreement may be construed as prohibiting the Company from pursuing any legal or equitable remedies available to it for any breach or threatened breach by Consultant of any of the provisions of this Section 9 and the existence of any claim or cause of action by Consultant against the Company

whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of any of the provisions of this Agreement. The Company has fully performed all obligations entitling it to the prohibitions of this Section 9 and those prohibitions therefore are not executory or otherwise subject to rejection under the Bankruptcy Code.

(f) For purposes of this Agreement, the term "Confidential Business Information" and "Trade Secrets" shall not include: (i) information which is generally available to the public other than as a result of a disclosure by Consultant, (ii) was within Consultant's possession prior to its being furnished to Consultant pursuant hereto, provided that the source of such information was not known by Consultant to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or any other party with respect to such information, or (iii) becomes available to Consultant on a non-confidential basis from a source other than Company or any of its representatives.

9. **Duty to Return Company Property**. All files, notebooks, documents, memoranda, reports, notes, correspondence, blue prints, designs, charts, drawings, brochures, price lists, distributor, supplier and customer lists, distributor, supplier and customer information, sales literature, training manuals and materials, forms, computer software, code, listings, printouts, software documentation, manuals, and all other like information or materials, and any products, computer disks, tapes, CD Roms, or any other media containing information obtained from, pursuant to, or in connection with Consultant's engagement with the Company, and any and all other materials which may in whole or in part contain or constitute Trade Secrets or Confidential Business Information of the Company, and all copies and derivatives of any of same, whether now in Consultant's possession or acquired by Consultant at any time following its execution of this Agreement and while engaged by or rendering services to or on behalf of the Company, are and shall at all times remain the exclusive property of the Company and must not be removed from the Company's premises at any time without, in each case, the express prior written consent of the Company's board of directors unless such removal is made in good faith in connection with the responsibilities of Consultant in performing its duties for the Company. Consultant must upon any termination of his engagement with the Company, or as requested by the Company from time to time prior thereto, promptly return to the Company, and must purge all of Consultant's personal computers, laptops, PDA's and other electronic or other storage systems and files of all such items, all copies thereof, all work product derived therefrom, and all derivatives thereof (and must promptly certify to the Company that Consultant has returned and purged all of its personal computers, laptops, PDA's and other storage systems and files of any Confidential Business Information and Trade Secrets). As used herein, the term "derivatives" means: (i) for copyrightable or copyrighted material, any translation, abridgment, revision, or other form in which an existing work may be recast, transformed or adapted; (ii) for patentable or patented material, any improvement thereon; and (iii) for material which is protected by trade secret, any new material derived from such existing Trade Secret material, including any material which may be protected by any copyright, patent or trade secret; Consultant must also promptly upon the Company's request return

to the Company all keys, credit cards, computers, and other Company property then in Consultant's possession or subject to Consultant's control.

10. Remedies.

(a) Consultant acknowledges that its breach or threatened breach of any of the provisions of Sections 7, 8, or 9 would irreparably injure the Company and would leave the Company with no adequate remedy at law. Therefore, if legal proceedings are brought by the Company against Consultant to enforce any of the provisions of Sections 7, 8 or 9, the Company shall in addition to any and all other remedies available to it hereunder or at law, be entitled to equitable relief, including without limitation preliminary and permanent injunctive relief restraining Consultant from violating, directly or indirectly, either on its own account or as an individual or as a partner, joint venturer, contractor, agent, contractor, officer, director, shareholder, member, manager or otherwise any of the provisions of Sections 7, 8 or 9 hereof.

(b) Consultant hereby consents to personal jurisdiction and venue for any action brought by the Company arising out of a breach or threatened breach of this Agreement, exclusively in the United States District Court for the Southern District of Florida, or in the Circuit Court in and for Palm Beach County, Florida; Consultant also agrees that any action brought by Consultant alone or in combination with others against the Company whether arising out of the this Agreement or otherwise must be brought exclusively in the United States District Court for the Southern District of Florida or in the Circuit Court in and for Palm Beach County, Florida.

(c) No remedy of the Company provided for in this Agreement shall be considered the exclusive remedy for Consultant's breach of this Agreement but it shall be in addition to any other rights or remedies available to the Company under this Agreement, at law or in equity.

11. Termination of Engagement.

(a) The Company may at any time, without cause, terminate Consultant's engagement hereunder upon written notice to Consultant, and such termination shall be effective 30 days after the giving of that notice, provided that in all cases the engagement hereunder shall not be terminated prior to the later of the end of the month in which: (i) the Company's Annual Report for the year ended December 31, 2015 is filed with the Securities and Exchange Commission and (ii) the Company receives and distributes to its shareholders the refund from the United States Internal Revenue Service for the year ended December 31, 2014.

(b) The Company may for Cause terminate Consultant's engagement hereunder at any time, without notice and effective immediately. "Cause" shall include, but shall not be limited to, theft or misappropriation of assets, poor or inadequate work performance, failure to comply with rules, standards or procedures

promulgated by the Company from time to time, neglect of or substandard performance of assigned responsibilities, falsification of records or documents, and any other act of dishonesty on Consultant's part, any failure by Consultant to comply with any of the terms, conditions or covenants of this Agreement, and Consultant's death or disability. For purposes of this provision, Consultant will be considered disabled if, by reason of illness or incapacity, Consultant is unable to perform any Services required of Consultant for a substantially continuous period of 60 days.

(c) Consultant may at any time, with or without Cause, terminate Consultant's engagement with the Company upon written notice to the Company, which notice will be effective 30 days following receipt thereof by the Company, unless the Company elects to accelerate the effective date of such termination, by written notice thereof to Consultant, in which case the effective date of termination shall be the date so indicated in that notice. Consultant will continue to render Services to the Company hereunder until the effective date of the termination of his engagement.

12. **Disclosure to Third Parties**. At all times during or following Consultant's termination of its engagement with the Company, the Company shall have the right to and may without any liability whatsoever, notify others, including but not limited to, any customers of the Company, any of Consultant's future employers or prospective employers, or any of its current or future business associates or prospective business associates, of the terms of Consultant's continuing responsibilities under this Agreement, including, without limitation, any provisions of Sections 7, 8, 9 and 10 above.

13. **Consideration**. Consultant expressly acknowledges and agrees that the Company's execution of this Agreement constitutes full, adequate and sufficient consideration to it for all of its duties, obligations and covenants under this Agreement, including by way of illustration, but not by way of limitation, the agreements, covenants and obligations under Sections 7. 8 and 9 above.

14. **Miscellaneous**.

(a) Entire Agreement. This Agreement constitutes the entire agreement between the signatories pertaining to the subject matter of this Agreement, and it supersedes all negotiations, preliminary agreements, and all prior and contemporaneous discussions and understandings of the signatories in connection with the subject matter of the Agreement.

(b) Amendments. No change, modification, or termination of any of the terms, provisions, or conditions of this Agreement shall be effective unless made in writing and signed or initialed by all signatories to this Agreement.

(c) Governing Law. This Agreement shall be governed and construed in accordance with the statutory and decisional law of the State of Florida governing contracts to

be performed in their entirety in Florida, without reference to its conflicts of law principles.

(d) Separability. If any provision of this Agreement, or the application of such provision, is held invalid by a court of competent jurisdiction, the remainder of this Agreement, and the application of such provision to persons, entities, or circumstances other than those with respect to which it is held invalid, shall not be affected.

(e) Headings and Captions. The titles and captions of sections, subsections, paragraphs, and subparagraphs contained in this Agreement are provided for convenience of reference only, and they shall not be considered a part of this Agreement for purposes of interpreting or applying this Agreement; such titles or captions are not intended to define, limit, extend, explain, or describe the scope or extent of this Agreement or any of its terms, provisions, representations, warranties, or conditions in any manner or way whatsoever. All references to Articles, Sections, Subsections, Paragraphs, Subparagraphs, Schedules and Exhibits are to articles, sections, subsections, paragraphs, subparagraphs, schedules and exhibits in or to this Agreement, unless otherwise specified. The words "hereof", "herein", "hereunder" and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. The term "including" is not limiting and means "including without limitation". In the computation of periods of time from a specified date to another specified date, the word "from" means "from and including", and the words "to" and "until" each mean "to but excluding", and the word "through" means "to and including".

(f) Survival. The provisions of Sections 3, 5, 7, 8, 9, 10, 11, 12, 13 and 14 shall survive the expiration or any termination of this Agreement. Notwithstanding the foregoing, expiration or any termination of this Agreement does not relieve a party of any obligation of that party which accrues prior to expiration or termination of this Agreement, or which by the express terms of this Agreement contemplate performance subsequent to expiration or termination, and those obligations remain in effect until fully discharged by performance.

(g) Gender. All words used herein in the singular number shall extend to and include the plural number and all words herein used in the plural number shall extend to and include the singular number, when the context or facts require it. All words used herein or in any gender shall extend to and include all genders and pronouns shall be taken to refer to the person or persons intended, regardless of number or gender.

(h) Assignment. Neither this Agreement nor any duties or obligations under this Agreement shall be assignable or delegable by Consultant without the prior written consent of the Company, which consent may be withheld for any reason or no reason whatsoever in the sole and absolute discretion of the Company, except however that Consultant may assign its rights to receive all or any part of

the Consulting Fee or other sums which may become due and owing from the Company hereunder, to any person or entity.

(i) Successors and Assigns. Subject to the restrictions on assignment set forth in subparagraph 13 (h), this Agreement shall be binding on the parties and their respective heirs, executors, administrators, legal representatives, successors and assigns.

(j) Construction. This Agreement is the result of negotiations between the parties. This Agreement shall not be construed more strongly against either Consultant or the Company merely because of their respective involvement in its preparation or because a particular party was more responsible for its preparation.

(k) Notices. All notices, requests, consents or other communications required or permitted under this Agreement shall be in writing and shall be (as elected by the party giving such notice) actually personally delivered, or delivered via Federal Express or other reputable overnight courier service, signature required, or sent U.S. Mail postage prepaid registered or certified, return receipt requested addressed to:

If to the Consultant: Osnah Bloom
3139 Waterside Circle
Boynton Beach, FL 33435

If to the Company: Integrated Inpatient Solutions, Inc.
100 Linton Boulevard, Suite 213-B
Delray Beach, FL 33483

or to such other address as any party may designate by notice complying with the terms of this paragraph. Each such notice shall be deemed delivered (a) on the date delivered if by personal delivery or courier service and (b) on the date upon which the return receipt is signed or delivery is refused or the notice is designated by the postal authorities as not deliverable, as the case may be, if mailed

(l) Non-Waiver. No waiver by a party of a breach or threatened breach of this Agreement by the other shall be held or construed to be a waiver of any other or subsequent breach. All remedies afforded in this Agreement shall be taken and construed as cumulative. The failure of the Company to enforce at any time any of the provisions of this Agreement, or to require at any time performance by Consultant of any of the provisions hereof, shall in no way be construed to be a waiver or create an estoppel from enforcement of such provisions nor in any way to affect the validity of this Agreement or any part hereof, or the right of the Company to thereafter enforce each and every such provision, or to seek relief as a result of the prior breach.

(m) In the event any litigation shall be necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to be reimbursed for all

attorneys' fees and court costs incurred in connection therewith, including costs of appeal.

IN WITNESS WHEREOF, the parties have hereunto executed this Agreement, the day and year first above written.

Witness:

Paraskevi Salaouni

Integrated Inpatient Solutions, Inc.
a Nevada Corporation

By:

Antonios Bertsos

Consultant: Osnah Bloom

By:

Osnah Bloom

EXHIBIT A TO CONSULTING AGREEMENT

COMPENSATION OF CONSULTANT

I. **Consulting Fee**. In full consideration for all Services rendered, or to be rendered, by Consultant under the attached Consulting Agreement, Consultant shall be paid by the Company a Consulting Fee equal to $6,250 USD per month. Consultant shall also be issued a total of 26,274,987 shares of common stock of the Company.

EXHIBIT B

DUTIES

Consultant shall be responsible for shareholder relations and shall be available to answer questions from shareholders and to assist the Company's new management with questions regarding historical facts regarding the Company, its finances and operations.

Consultant shall assist the Company's auditor to complete the Company's 2015 audit.

Consultant shall deliver to the Company the historical records of the Company to which the Consultant has access or, to the extent deemed proper by the Company, shall destroy unneeded records.